Exhibit 10.1

July 1, 2016
PERSONAL AND CONFIDENTIAL
Gary Kain
American Capital Mortgage Management, LLC
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814

Dear Gary:
In connection with the transactions contemplated by the Purchase and Sale Agreement, dated as of May 23, 2016, by and among American Capital Asset Management, LLC, American Capital Mortgage Management, LLC (the “Company”), American Capital, Ltd. (“ACAS”) and American Capital Agency Corp. (“AGNC”) (such agreement, the “Purchase Agreement”), you and the Company hereby agree to the following changes to the Second Amended and Restated Employment Agreement, entered into as of September 22, 2014, by and between the Company and you (the “Employment Agreement”).

1.Notwithstanding anything contained in your Employment Agreement to the contrary, as of the date hereof, your titles shall be Chief Executive Officer, President and Chief Investment Officer of AGNC and Chief Executive Officer and President of the Company, and you shall report to the Board of Directors of AGNC (the “Board”).

2.Each reference to the “Board of Managers” in your Employment Agreement shall be deemed to be a reference to the “Board of Directors of American Capital Agency Corp. or its designee”.

3.Each reference to “American Capital, Ltd.” or “ACAS” in your Employment Agreement shall be deemed to be a reference to “American Capital Agency Corp.”

4.With respect to any award that the Company is obligated to provide to you (whether by your Employment Agreement or otherwise) pursuant to the American Capital Mortgage Management, LLC Performance Incentive Plan – AGNC, the American Capital Mortgage Management, LLC Performance Incentive Plan – MTGE or any other similar plan (whether payable in shares of stock of ACAS, AGNC, American Capital Mortgage Investment Corp. or otherwise), the Company may (in the discretion of the Board or its designee), in lieu thereof, provide (a) a substitute cash award, which shall be granted solely pursuant to the terms and conditions of a comparable cash incentive plan, or (b) a substitute equity award, which shall be granted solely pursuant to the terms and conditions of an equity incentive plan (but only if such a plan has received all required corporate approvals, including, if required, approval by the stockholders of AGNC). Any such substitute cash award or substitute equity award shall (i) have the same cash value as the corresponding replaced award, (ii) have the same or shorter vesting schedule as the corresponding replaced award, and (iii) provide for the accrual and payment of dividends (or a cash award of like value)

in a manner comparable to the accrual and payment of dividends under the corresponding replaced award.

5.You acknowledge and agree that the consummation of the transactions contemplated by the Purchase Agreement shall not constitute grounds for you to terminate your employment for “Good Reason.”

Very truly yours,
AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC

By: ____/s/ Peter Federico______________
Name: Peter Federico
Title: Executive Vice President and Chief
Financial Officer
Accepted and Agreed:

By: /s/ Gary Kain
Gary Kain

2

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 22, 2014 (the “Effective Date”), by and between AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC (f/k/a American Capital Agency Management, LLC), a Delaware limited liability company (the “Company”), and Gary Kain (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company is currently engaged through its subsidiaries in the business of, among other things, managing mortgage real estate investment trusts (“REITs”), which invest in (a) agency securities for which the principal and interest payments are guaranteed by U.S. Government agencies and U.S. Government-sponsored entities, (b) non-agency securities, and/or (c) other mortgage related investments; and
WHEREAS, the Executive is President and Chief Investment Officer of the Company, and in such role, the Executive has received and will continue to receive specific trade secrets and confidential information, training and the benefit of established customer relationships relating to the businesses of the Company, which trade secrets and confidential information, training and access to established customer relationships are necessary to enable the Executive to perform the Executive’s duties and to receive future compensation, and the Executive has played and will continue to play a significant role in the development and management of the businesses of the Company; and
WHEREAS, it is in the interests of the Company that the Executive’s services continue to be available to the Company; and
WHEREAS, the Company and the Executive entered into an Employment Agreement entered into as of January 3, 2011, retroactive to May 1, 2010 (such agreement being the “Original Agreement” and such latter date being the “Original Effective Date”); and
WHEREAS, the Company and the Executive entered into an Amended and Restated Agreement as of March 30, 2012 (the “First Amended and Restated Agreement”) pursuant to which the Original Agreement was amended and restated in its entirety; and
WHEREAS, the parties wish to amend and restate the First Amended and Restated Agreement in its entirety to reflect that as of the date hereof the Company has repurchased the remaining Units in the Company previously issued to the Executive and the Executive does not currently hold any equity interests in the Company.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the First Amended and Restated Agreement is amended and restated in its entirety as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1	Definitions
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:
“ACAS” shall mean American Capital, Ltd., a Delaware corporation.
“AGNC” shall mean American Capital Agency Corp., and its successors and assigns.
“Base Salary” shall have the meaning specified in Section 3.1.
“Board of Managers” shall mean the Board of Managers of the Company.
“Change of Control” shall mean the occurrence of any of the following events: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding the Executive and employee benefit plans of the Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Managed Fund” shall mean any entity for which the Company or a subsidiary of the Company serves as investment manager or in a substantially similar capacity pursuant to a written agreement. For avoidance of doubt, as of the Effective Date, the Company Managed Funds are AGNC and MTGE.
“Confidential Information” shall have the meaning specified in Section 5.1(a).
“Disability” shall mean a physical or mental condition of the Executive that, in the good faith judgment of not less than a majority of the Board of Managers, prevents the Executive from being able to perform the services required under this Agreement and that results in the Executive becoming eligible for long-term disability benefits (if such benefits are provided by the Company). If any dispute arises as to whether a Disability has occurred, or whether a Disability has ceased and the Executive is able to resume duties, then such dispute shall be referred to a licensed physician appointed by the president of the Medical Society or similar organization in Washington, D.C., at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Executive’s physical or mental condition shall be binding and conclusive on the parties. The Company shall pay the cost of any such physician and examination.
“Dispute” shall have the meaning specified in Article 6.
“Equity Value under Management” for any period shall mean the aggregate book value of each Company Managed Fund as of the last day of the relevant period.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expiration Date” shall have the meaning specified in Section 2.2.
“Good Reason” shall mean the Executive’s reassignment by the Company to a position that is not comparable to the position of President and Chief Investment Officer of the Company and Chief Investment Officer of AGNC and MTGE. A job position will be considered “comparable” if it (i) requires similar professional training, skill, knowledge, experience, and scope of responsibility; (ii) provides the Executive annualized compensation opportunities comparable to the Executive’s position contemplated hereby (that includes both guaranteed compensation and upside potential); (iii) does not require the Executive to relocate from the Washington, D.C. area; or (iv) the Executive and the Company mutually agree that the position is comparable.
The Executive must provide written notice to the Company within 90 days of the initial existence of a condition that constitutes Good Reason as defined herein and the Company shall have 30 days after receipt of any such notice to remedy the condition. If the Company timely remedies such condition, such condition shall not constitute Good Reason. The Executive may not terminate the Executive’s employment hereunder for Good Reason more than six months after the initial existence of one (or more) of the conditions that constitutes Good Reason.
“Gross Misconduct” shall mean one or more of the following:
(i)    the willful and continued failure by the Executive to perform substantially the Executive’s duties described in Section 2.3 (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after two (2) written notices of such failure have been given to the Executive by the Company and the Executive has had a reasonable period (not to exceed 15 days from the second notice) to correct such failure;
(ii)    the commission by the Executive of acts that are willfully dishonest and demonstrably injurious to the Company or any Company Managed Fund (monetarily or otherwise) in any material respect; or

(iii)    the commission by Executive of an act of fraud, embezzlement, or intentional sexual harassment in connection with Executive’s duties for the Company; or
(iv)    the conviction of, or plea of nolo contendere, by Executive with respect to an act of criminal misconduct involving any financial crime or an act of moral turpitude.
For purposes of this definition, no act or failure to act on the Executive’s part shall be considered “Gross Misconduct” if done or omitted to be done by the Executive in good faith and in the reasonable belief that such act or failure to act was in the best interest of the Company or any Company Managed Fund in furtherance of the Executive’s duties and responsibilities described in Section 2.3.
“MTGE” shall mean American Capital Mortgage Investment Corp., and its successors and assigns.
“Notice of Termination” shall mean a notice purporting to terminate the Executive’s employment in accordance with Section 4.1 or 4.2. Such notice shall specify the effective date of such termination, which date shall not be less than 30 days (one (1) day in the case of a termination by the Company for Gross Misconduct) or more than 60 days after the date such notice is given. If such termination is by the Company for Disability or Gross Misconduct or by the Executive for Good Reason, such notice shall set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis therefor.
“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.
“Target Incentive Payment Plan” shall have the meaning specified in Section 3.2.
“Term” shall have the meaning specified in Section 2.2.
“Termination Date” shall mean the effective date of the Executive’s termination of employment and shall be the date specified in a Notice of Termination delivered in accordance with this Agreement. If earlier, the date of the Executive’s death shall be the Termination Date.

1.2	Interpretations
(a)    In this Agreement, unless a clear contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.
(b)    The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(c)    References herein to a termination of employment shall be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE 2
     EMPLOYMENT: TERM, POSITIONS AND DUTIES, ETC.

2.1	Employment
The Company agrees to employ the Executive and the Executive agrees to accept employment with the Company, in each case on the terms and conditions set forth in this Agreement.

2.2	Term of Employment
Unless sooner terminated pursuant to Article IV, the term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Original Effective Date and shall continue until the second anniversary of the Original Effective Date (the “Expiration Date”); provided, however, that on each date during the Term, the Expiration Date shall be reset to the date two years after the date thereof, except that either party may terminate this Agreement by giving written notice that such daily extensions of the Term shall be discontinued in which case the Expiration Date shall be the date two years after the delivery of such notice.

2.3	Positions and Duties
(a)    While employed hereunder, the Executive shall serve as President and Chief Investment Officer of the Company. As such, the Executive shall have the responsibilities and authorities customary for persons holding such positions and such other duties as may be reasonably designated to him by the Chief Executive Officer (“CEO”) or Board of Managers of the Company.
(b)    While employed hereunder, the Executive shall (i) report directly to the CEO of the Company or such other person designated by the Board of Managers having similar stature to the CEO of an entity, (ii) have his principal place of employment in the Washington, D.C. metropolitan area, and (iii) observe and comply with all lawful policies, directions and instructions of the CEO or other person so designated that are consistent with the foregoing provisions of this paragraph 2.3.
(c)    While employed hereunder, the Executive shall (i) devote substantially all of the Executive’s business time, attention, skill and efforts to the faithful and efficient performance of the Executive’s duties hereunder and (ii) not accept employment with any Person other than with the Company. Notwithstanding the foregoing, the Executive may engage in the following activities so long as they do not interfere in any material respect with the performance of the Executive’s duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational or charitable boards or committees and (ii) manage the Executive’s personal investments.
(d)    While employed hereunder, the Executive shall not knowingly prejudice, in any material respect, the reputation of the Company or its affiliates in the fields of business in which they are engaged or with the investment community or the public at large.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1	Base Salary
For services rendered by the Executive under this Agreement, the Company shall pay to the Executive an annual base salary (“Base Salary”) evenly paid twice a month or on such other schedule as salaried employees of the Company are generally and regularly compensated. The initial Base Salary shall be at an annual rate of $3,368,242, and on the first day of each calendar year during the Term, the Base Salary shall be adjusted to an annual rate equal to the sum of (i) the product of (A) 0.06%, and (B) the Equity Value under Management for the immediately preceding calendar year, up to $4 billion, (ii) the product of (A) 0.04%, and (B) the Equity Value under Management for the immediately preceding calendar year in excess of $4 billion, if any, up to $10 billion, (iii) the product of (A) 0.03%, and (B) the Equity Value under Management for the immediately preceding calendar year in excess of $10 billion, if any, up to $20 billion, (iv) the product of (A) 0.02%, and (B) the Equity Value under Management for the immediately preceding calendar year in excess of $20 billion, if any, up to $30 billion, and (v) the product of (A) 0.01%, and (B) the Equity Value under Management for the immediately preceding calendar year in excess of $30 billion, if any; provided that in no event shall the Base Salary be less than $850,000.

3.2	Target Incentive Payment Plan
During the Term, the Company shall maintain and the Executive shall be entitled to participate in an annual incentive payment plan described in greater detail in Exhibit A hereto (the “Target Incentive Payment Plan”), which will provide for the payment of lump sum cash incentive payments to be made on the schedule set forth in Exhibit A. Under the Target Incentive Payment Plan, the Executive will be eligible to earn target incentive payments (each, a “Target Incentive Payment”) each year totaling not less than 200% of the Base Salary paid to the Executive during the calendar year to which the Target Incentive Payment relates (the “Target Incentive Payment Amount”). With regard to each calendar quarter, the Executive will be eligible to earn a Target Incentive Payment of not less than 100% of the Base Salary paid to the Executive during such calendar quarter (the “Quarterly Target Incentive Payment Amount”).

3.3	Performance Incentive Plan

With respect to each completed calendar year during the Term, the Company shall make awards to the Executive under the American Capital Mortgage Management, LLC Performance Incentive Plan – AGNC (the “AGNC PIP”), the American Capital Mortgage Management, LLC Performance Incentive Plan – MTGE (the “MTGE PIP”) and any similar plans maintained by the Company relating to any other Company Managed Funds (collectively, the “PIPs”), as described in greater detail in Exhibit A hereto.

3.4	Vacation
While employed hereunder, the Executive shall be entitled to vacation benefits in accordance with the vacation policy adopted by the Company from time to time for senior employees. Unless changed by the CEO or the Board of Managers in a manner generally applicable to senior employees of the Company, the Executive shall be entitled to accrue vacation at a rate of three weeks per year until January 1, 2011 and four weeks per year thereafter. The Executive shall not be entitled to accumulate and carry over unused vacation time from year to year.

3.5	Other Benefits
The Executive shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its senior employees as a group, including, without limitation, participation by the Executive and, where applicable, the Executive’s dependents, in the various employee benefit plans or programs (including, without limitation, pension plans, profit sharing plans, stock plans, health plans, life insurance, parking and disability insurance) generally provided to senior employees of the Company, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.5 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein, provided such changes apply to all similarly situated senior employees.

3.6	Future Modifications to Applicable Retirement Provisions
To the fullest extent permitted by applicable law, the terms and conditions of the Executive’s participation in any and all benefit plans in which the Executive participates shall, with the Executive’s written consent, be modified in a manner consistent with any changes made after the Effective Date to terms and conditions relating to retirement under benefits plans maintained by ACAS to the extent such changes to ACAS plans are applicable to senior executives of ACAS.
ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1	Termination by the Executive

The Executive may, at any time prior to the Expiration Date, terminate the Executive’s employment hereunder for any reason by delivering a Notice of Termination to the CEO. Unless such termination is for Good Reason, upon such termination, the Executive shall be entitled only to those rights and payments payable under Section 4.3.

4.2	Termination by the Company
The CEO or the Board of Managers may, at any time prior to the Expiration Date, terminate the Executive’s employment hereunder for any reason by delivering a Notice of Termination to the Executive.

4.3	Payment of Accrued Base Salary, Vacation Pay, etc.
(a)    Promptly upon the Executive’s Termination Date in the event of the termination of the Executive’s employment for any reason (including death and Disability), and in no event later than 60 days following the Executive’s Termination Date, as applicable, the Company shall pay to the Executive (or the Executive’s estate) a lump sum amount equal to the sum of all (i) unpaid Base Salary earned hereunder prior to the Termination Date and (ii) unused vacation time accrued by the Executive as of the Termination Date in accordance with Section 3.4. All unpaid benefits earned or vested, as the case may be, by the Executive as of the Termination Date under any and all incentive or deferred compensation plans or programs of the Company shall be paid to the Executive in accordance with the terms of such plans or programs.
(b)    A termination of the Executive’s employment in accordance with this Agreement shall not alter or impair any of the Executive’s accrued rights or benefits as of the Termination Date under any employee benefit plan or program maintained by the Company, in each case except as provided therein or in any written agreement entered into between the Company and the Executive pursuant thereto.

4.4	Additional Rights in Connection With Disability
In the event that the Company terminates the Executive by reason of Disability by delivering a Notice of Termination to the Executive, the Executive shall be entitled to the benefits and payments set forth in this Section 4.4.
(a)    Base Salary and Target Incentive Payment.
(i)    The Company shall pay to the Executive an amount equal to 12 months of Base Salary, at the rate in effect as of the Termination Date, in 12 substantially equal monthly installment payments beginning with the first calendar month which begins at least 60 days after the Termination Date. Such amount shall be reduced dollar for dollar by any “bona fide disability pay” (within the meaning of Treas. Reg. § 1.409A-1(a)(5)) payable to the Executive under any disability plan maintained by the Company to the extent permitted by Section 409A of the Code. Each monthly installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(ii)    The Executive shall be entitled to receive a Target Incentive Payment under the Target Incentive Payment Plan for the calendar year in which the Executive’s Termination Date occurs in an amount equal to 200% of the Base Salary earned by the Executive that year through the Termination Date minus the Quarterly Target Incentive Payments paid or earned to date during such year. This Target Incentive Payment shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.
(iii)    The Executive shall be entitled to receive an additional severance payment in an amount equal to 200% of the “Severance Salary” as defined herein. This additional severance payment shall be paid in a single lump sum between January 1 and March 15 of the year following the calendar year in which the Termination Date occurs.
(b)    Insurance Benefits, etc. The Company shall at all times during the 12 month period following the Termination Date (the “Benefits Continuation Period”) cause the Executive and the Executive’s eligible dependents to be covered by and to participate in all life, accidental death and dismemberment and health insurance plans that are offered to the senior employees of the Company (or to be covered by and participate in alternative arrangements that are substantially similar to such plans), to the fullest extent allowable under the terms thereof, and to the extent coverage under such plans does not violate Section 409A of the Code, so that the Executive will receive, at all times during the Benefits Continuation Period, substantially identical benefits under such plans or arrangements as the Executive would have been entitled to receive had the Executive remained a senior employee of the Company and the Executive’s costs for coverage under such plans or arrangements shall be not greater than if the Executive had remained a senior employee of the Company. For purposes of this Section 4.4(b): (i) the Company shall provide the required health insurance coverage through one or more third party insurance policies or shall pay or reimburse the Executive for the cost of individual health insurance coverage for the Executive and his eligible dependents, provided that such coverage shall in all events qualify as an “accident or health plan” under Sections 105 or 106 of the Code, and (ii) the life insurance coverage provided during one year shall not affect the life insurance coverage provided in any other year. In no event shall the Executive’s continuation period for purposes of Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended (“COBRA”), begin prior to the end of the Executive’s receipt of the Continued Benefits (as defined herein). The Executive shall cooperate with the Company with respect to obtaining any individual coverage. The benefits provided by this Section 4.4(b) and 4.4(c) are herein referred to as the “Continued Benefits.”
(c)    In the event that any life insurance coverage provided pursuant to Section 4.4(b) is required to be delayed pursuant to Section 4.7 hereof, the Executive shall be required to pay the full cost of such coverage during the six-month period immediately following the Executive’s Termination Date. In such case, on the first day of the seventh month following the Executive’s Termination Date, the Company shall pay to the Executive a lump sum cash payment equal to the amount paid by the Executive pursuant this paragraph 4.4(c). Beginning on the first day of the seventh month, for the remainder of the Benefits Continuation Period, and for any additional period set forth in Section 4.5 hereof, the Company shall resume paying the employer paid portion of the premium for the life insurance coverage so that the Executive’s costs for such life insurance coverage are not greater than if the Executive had remained a senior employee of the Company.
(d)    Should the Executive’s Disability end during the pendency of the Benefits Continuation Period, the Company may discontinue the payments contemplated by this Section 4.4 if it offers to reemploy the Executive under the terms of this Agreement.

4.5	Additional Rights in Connection With Termination by the Executive with Good Reason or by the Company for Other than Gross Misconduct or Disability
In the event that the Executive terminates the Executive’s employment with the Company pursuant to Section 4.1 for Good Reason or the Company terminates the Executive’s employment with the Company pursuant to Section 4.2 for other than Gross Misconduct or Disability, the Executive shall be entitled to the payments and benefits set forth in this Section 4.5.
(a)    Severance Payment and Target Incentive Payment.
(i)    (A) The Company shall pay to the Executive an amount equal to 12 months of Base Salary at the greater of (the aggregate amount of such payments being the “Severance Salary”) (1) the highest rate in effect during the 24 months preceding the date of the Notice of Termination (the “Severance Computation Period”) or (2) the salary that would have been in effect for the next subsequent quarter given any completed capital raises in 12 substantially equal monthly installment payments beginning with the first calendar month which begins at least 60 days after the Termination Date. (B) In addition, the Executive shall be entitled to an additional payment in an amount equal to six (6) times the amount of a single installment payment under (A), which payment shall be paid in six (6) equal monthly installment payments beginning with the first month after the last installment payment in (A) is payable. Each monthly installment shall be treated as a separate payment for purposes of Section 409A of the Code.
(ii)    The Executive shall be entitled to receive a Target Incentive Payment under the Target Incentive Payment Plan for the calendar year in which the Executive’s Termination Date occurs in an amount equal to the 200% of the Base Salary earned by the Executive that year through the Termination Date minus the Quarterly Target Incentive Payments paid or earned to date during such year. This Target Incentive Payment shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.
(iii)    The Executive shall be entitled to receive an additional severance payment in an amount equal to 1.5 multiplied by the greater of: (A) 200% of the Severance Salary, or (B) the highest Target Incentive Payment actually paid to the Executive for either of the two calendar years ending prior to the Termination Date. This additional severance payment shall be paid in a single lump sum between January 1 and March 15 of the year following the calendar year in which the Termination Date occurs.

(b)
    Insurance Benefits, etc.
(i)    (A) The Executive shall receive the Continued Benefits for the Benefits Continuation Period. (B) In addition, the Executive shall receive the Continued Benefits for an additional six (6) months beginning immediately after the Continued Benefits provided under (A) end.
(ii)    In the event that the Executive does not satisfy the irrevocable release requirement of Section 4.5(d) hereof prior to the 60th day following the Executive’s Termination Date, the benefits continuation provided for by this Section 4.5 shall immediately terminate (with the exception of the Executive’s rights to elect COBRA continuation coverage, as required by law) as of immediately prior to such 60th day.
(c)    Accelerated Vesting of Prior PIP Awards. To the extent any awards under the AGNC PIP and/or the MTGE PIP granted prior to March 30, 2012 are unvested, such awards shall immediately be vested as of the Termination Date, and distributions in respect of such awards shall be made as soon as practicable (and in all events within 60 days) after the Termination Date.
(d)    Prior Year PIP Awards. On or as soon as practicable (and in all events within 60 days) after the Termination Date, the Executive will be granted awards under the AGNC PIP, MTGE PIP and any similar plans maintained by the Company relating to any other Company Managed Funds equal to the amount that would have been granted under Section 2 of Exhibit A relating to the calendar year immediate prior the calendar year in which the Termination Date occurs; provided that such amount shall be reduced by the value of any awards made under the AGNC PIP, MTGE PIP and any such similar plans with respect to such prior calendar year (the “Prior Year Termination PIP Awards”). The amount of Prior Year Termination PIP Awards granted under each of the AGNC PIP, MTGE PIP and any such similar plans will (after taking into account any other awards with respect to such prior calendar year) be proportional to the year-end net asset value of each such Company Managed Fund; provided that the amount granted under the MTGE PIP shall not be less than 10% of the total amount granted under the AGNC PIP and MTGE PIP. Any such. Subject to the Executive’s continued compliance with his obligations under Article V of this Agreement, twenty percent (20%) of the Prior Year Termination PIP Awards will vest and be paid out on the one-year anniversary of the Termination Date, and the remainder will vest and be paid out on the eighteen (18) month anniversary of the Termination Date. Any Prior Year Termination PIP Awards will be subject to the terms and conditions of the AGNC PIP and MTGE PIP and forms of agreement attached hereto as Exhibits 4.5-AGNC and 4.5-MTGE or similar forms of agreement under any similar plans maintained by the Company relating to any other Company Managed Funds. At the Board of Manager’s sole discretion, up to 25% of the initial value of any such Prior Year Termination PIP Awards under the plans described above shall be notionally invested in shares of common stock of ACAS and shall be subject to the same vesting schedule as other notional investments under such plans.
(e)    Current Year Pro Rata PIP Awards. On or as soon as practicable (and in all events within 60 days) after the Termination Date, the Executive will be granted awards under the

AGNC PIP, MTGE PIP and any similar plans maintained by the Company relating to any other Company Managed Funds equal to the amount that would have been granted under Section 2 of Exhibit A for the calendar year of termination pro rated to reflect the number of days in the calendar year in which the Termination Date occurs during which the Executive was employed by the Company, and based on Equity Value under Management at the end of, and the Incentive Payment Percentage for, the calendar quarter immediately preceding the calendar quarter in which the Termination Date occurs; provided that such pro rated amount shall be reduced by the value of any awards made under the AGNC PIP, MTGE PIP and any such similar plans with respect to such calendar year of termination (the “Current Year Termination PIP Awards”). The amount of Current Year Termination PIP Awards granted under each of the AGNC PIP, MTGE PIP and any such similar plans will (after taking into account any other awards with respect to the calendar year of termination) be proportional to the net asset value of each such Company Managed Fund as of the end of the calendar quarter immediately preceding the calendar quarter in which the Termination Date occurs; provided that the amount granted under the MTGE PIP shall not be less than 10% of the total amount granted under the AGNC PIP and MTGE PIP. Subject to the Executive’s continued compliance with his obligations under Article V of this Agreement, twenty percent (20%) of the Current Year Termination PIP Awards will vest and be paid out on the one-year anniversary of the Termination Date, and the remainder will vest and be paid out on the eighteen (18) month anniversary of the Termination Date. Any Current Year Termination PIP Awards will be subject to the terms and conditions of the AGNC PIP and MTGE PIP and forms of agreement attached hereto as Exhibits 4.5-AGNC and 4.5-MTGE or similar forms of agreement under any similar plans maintained by the Company relating to any other Company Managed Funds. At the Board of Manager’s sole discretion, up to 25% of the initial value of any such Current Year Termination PIP Awards under the plans described above shall be notionally invested in shares of common stock of ACAS and shall be subject to the same vesting schedule as other notional investments under such plans.
(f)    Severance PIP Awards. On or as soon as practicable (and in all events within 60 days) after the last day of the calendar year in which the Termination Date occurs, the Executive will be granted awards under the AGNC PIP, MTGE PIP and any similar plans maintained by the Company relating to any other Company Managed Funds equal to the product of (i) 1.5, and (ii) the amount that would have been granted under Section 2 of Exhibit A for the calendar year of termination if the Executive had remained employed by the Company through the entire calendar year (the “Severance PIP Awards”). The amount of Severance PIP Awards granted under each of the AGNC PIP, MTGE PIP and any such similar plans will be proportional to the net asset value of each such Company Managed Fund as of the end of the calendar quarter prior to the calendar quarter in which the Termination Date occurs; provided that the amount granted under the MTGE PIP shall not be less than 10% of the total amount granted under the AGNC PIP and MTGE PIP. Subject to the Executive’s continued compliance with his obligations under Article V of this Agreement, twenty percent (20%) of the Severance PIP Awards will vest and be paid out on the one-year anniversary of the Termination Date, and the remainder will vest and be paid out on the eighteen (18) month anniversary of the Termination Date. Any Severance PIP Awards will be subject to the terms and conditions of the AGNC PIP and MTGE PIP and forms of agreement attached hereto as Exhibits 4.5-AGNC and 4.5-MTGE or similar forms of agreement under any similar plans maintained by the Company relating to any other Company Managed

Funds. At the Board of Manager’s sole discretion, up to 25% of the initial value of any such Severance PIP Awards under the plans described above shall be notionally invested in shares of common stock of ACAS and shall be subject to the same vesting schedule as other notional investments under such plans.
(g)    Release. Notwithstanding anything in this Section 4.5 to the contrary, as a condition to the receipt of any payment under this Section 4.5 (and as a condition to receiving the Continued Benefits under Section 4.5(b) hereof from and beyond the 60th day following the Executive’s Termination Date and the accelerated vesting under Section 4.5(c) and (d) hereof), the Executive must first execute and deliver to the Company, within 45 days following the Executive’s Termination Date, an effective release in the form set out in Exhibit 4.5(h) hereto, that becomes irrevocable prior to the 60th day following the Executive’s Termination Date, releasing the Company, its officers, Board of Managers, employees and agents from any and all claims and from any and all causes of action of any kind or character that the Executive may have arising out of the Executive’s employment with the Company or the termination of such employment, but excluding any claims and causes of action that the Executive may have arising under or based upon this Agreement.

4.6	Additional Rights in the Event of Death
In the event that the Executive’s employment is terminated as a result of the Executive’s death, the Executive’s estate or beneficiaries shall be entitled to the payments and benefits set forth in this Section 4.6:
(a)    Target Incentive Payment. The Executive’s estate shall be entitled to receive a prorated Target Incentive Payment under the Target Incentive Payment Plan for the calendar year in which the Executive’s death occurs, equal to the highest Target Incentive Payment that the Executive could have earned in such year multiplied by a fraction, the numerator of which is the number of days from the first day of such calendar year through date of the Executive’s death and the denominator of which is 365. This prorated Target Incentive Payment shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.
(b)    Insurance Benefits, etc. The Company shall pay the cost for dependents of the Executive for group insurance coverage that they are entitled to obtain from the Company following the Executive’s death pursuant to COBRA for a period equal to two months multiplied by the number of full years (not to exceed nine) during which the Executive was employed by the Company.

4.7	Specified Employees
Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and the related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of the Executive’s separation from service. Any installment payments that are delayed pursuant to this Section 4.7 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of the Executive’s Termination Date, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.
ARTICLE 5
CONFIDENTIAL INFORMATION, NON-COMPETITION AND INTELLECTUAL PROPERTY

5.1	Confidential Information
(a)    The Executive recognizes that the services to be performed by the Executive hereunder are special, unique and extraordinary and that, by reason of such employment with the Company, the Executive has acquired and will continue to acquire Confidential Information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees that the Executive will not (directly or indirectly) at any time, whether during or after the Executive’s employment hereunder, (i) knowingly use for an improper personal benefit any Confidential Information that the Executive may learn or has learned by reason of the Executive’s employment with the Company or (ii) disclose any such Confidential Information to any Person except (A) in the performance of the Executive’s obligations to the Company hereunder, (B) as required by applicable law, , (C) in connection with the enforcement of the Executive’s rights under this Agreement, (D) in connection with any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company or (E) with the prior written consent of the Board of Managers. As used herein, “Confidential Information” includes information with respect to the operation and performance of the Company, ACAS and the Company Managed Funds, their investments, portfolio companies, products, services, facilities, product methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities (including, as applicable, all of the foregoing information regarding the Company’s, ACAS’s and/or the Company Managed Funds’ past, current and prospective portfolio companies); provided, however, that such term shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by the Executive or (y) is or becomes known or available to the Executive on a nonconfidential basis from a source (other than the Company) that, to the Executive’s knowledge, is not prohibited from disclosing such information to the Executive by a legal, contractual, fiduciary or other obligation to the Company.
(b)    The Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into the Executive’s possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of the Executive not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, the Executive shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company.

5.2	Non-Competition; Non-Solicitation.
(a)    The Executive agrees that during the term of his employment with the Company and for a period of eighteen (18) months beginning on the date of termination of his employment for any reason (the “Non-Competition Period”), the Executive shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association, or other business organization, entity or enterprise, whether as an officer, employee, director, partner, stockholder, consultant or otherwise, that would be the same or competitive with any business activity engaged in by the Company or any Company Managed Fund (a “Restricted Business”). Notwithstanding the foregoing, the Executive shall not be precluded from purchasing or owning, directly or beneficially, as a passive investment, two percent (2%) or less of any class of publicly traded securities if he does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.
(b)     During the Non-Competition Period, the Executive shall not, directly or indirectly:
(i)hire, offer to hire, divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), any person who is an officer, employee, consultant or board member of the Company or any Company Managed Fund to accept employment or an engagement with a third party or engage in a Solicitation with respect to any person or entity who is, or was, at any time within six months prior to the Solicitation, an officer, employee, agent or consultant of the Company or any Company Managed Fund to work for a third party engaged in a Restricted Business or to engage in any of the activities hereby prohibited with respect to the Executive under Sections 5.2(b)(ii) or (iii) below; or
(ii)     solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, on (A) any actual or prospective customer of or investor in the Company or any Company Managed Fund to become a customer of or investor in any third party engaged in a Restricted Business or (B) any customer or investor to cease doing business with the Company or any Company Managed Fund; or
(iii)    make any statements or perform any acts intended to advance the interest of any person engaged in or proposing to engage in a Restricted Business in any way that is intended to injure the interests of the Company or any Company Managed Fund.

5.3	Intellectual Property.
The Executive agrees that during the term of the Executive’s employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which the Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company (as it shall determine) as against the Executive or any of the Executive’s assignees. Regardless of the status of the Executive’s employment by the Company, the Executive and the Executive’s heirs, assigns and representatives hereby assigns, or shall promptly assign, to the Company any and all right, title and interest in and to such Inventions made during the term of the Executive’s employment by the Company. Except as set forth on Schedule 1 to this Agreement, there are no Inventions with respect to the Company conceived of, developed or made by the Executive before the date of this Agreement which have not been disclosed to and assigned to the Company.

5.4	Early Resolution Conference.
This Agreement is understood to be clear and is intended to be enforceable as written and is executed by both parties on that basis. However, should the Executive determine to later challenge any provision as unclear, unenforceable or inapplicable to an activity that the Executive intends to engage in, the Executive will first notify the Company in writing and meet with a representative of the Company and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any dispute between the parties with respect to such challenge. The Executive will provide this notification at least fourteen (14) days before the Executive engages in any activity on behalf of a Restricted Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive the Executive’s right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time. All rights of the parties will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.

5.5	Remedies
(a)    The Executive acknowledges that a breach of any of the covenants contained in this Article V may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments or benefits remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction from any court restraining the Executive from engaging in activities prohibited by this Article V or such other relief as may be required to specifically enforce any of the covenants contained in this Article V. The Executive agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.
(b)    The period of time during which the restrictions set forth in Article V hereof will be in effect will be extended by the length of time during which the Executive is in breach of the terms of those provisions as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
ARTICLE 6
DISPUTE RESOLUTION
In the event a dispute, other than a dispute arising under Article 6, shall arise between the parties as to whether the provisions of this Agreement have been complied with (a “Dispute”), the parties agree to resolve such Dispute in accordance with the following procedure:
(a)    A meeting shall be held promptly between the parties, attended (in the case of the Company) by one or more individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.
(b)    If, within 10 days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the parties agree to submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association except that Disputes with regard to the existence of a Disability shall be resolved in accordance with the definition of the term “Disability” above.
(c)    The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 10 days following the 10-day period referred to in clause (b) above.
(d)    Upon appointment of the mediator, the parties agree to participate in good faith in the mediation and negotiations relating thereto for 15 days.
(e)    If the parties are not successful in resolving the Dispute through mediation within such 15-day period, the parties agree that the Dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).
(f)    The fees and expenses of the mediator/arbitrator and of the AAA shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator/arbitrator deems appropriate.
(g)    Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys’ fees) relating to any mediation/arbitration proceeding conducted under this Article 6.
(h)    All mediation/arbitration conferences and hearings will be held in the greater Washington, D.C. area.

(i)    In the event there is any disputed question of law involved in any arbitration proceeding, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct written findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the parties, but any legal conclusion reached by the arbitrators from such facts may be submitted by either party to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 30 days after receipt of the arbitrators’ written decision. If no such civil action is commenced within such 30-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the parties. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the parties shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (i), if the party who prevails or substantially prevails (as determined by the court) in such civil action shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such action and on appeal.
(j)    Except as limited by paragraph (i) above, the parties agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding, if the Executive prevails or substantially prevails in such legal proceeding, the Executive shall be entitled to recover from the Company, all costs, expenses and reasonable attorneys’ fees incurred by the Executive in connection with such legal proceeding and on appeal.
(k)    Except as provided above, (i) no legal action may be brought by either party with respect to any Dispute and (ii) all Disputes shall be determined only in accordance with the procedures set forth above.
ARTICLE 7
MISCELLANEOUS

7.1	No Mitigation or Offset
The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or otherwise. Without limitation of the foregoing, the Company’s obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive, except that the Company may deduct from any amount required to be reimbursed to the Company by the Executive under Article 6 the amount of any payment which the Company is then required to make to the Executive hereunder.

7.2	Indemnification
Except as would not materially adversely affect the Executive’s right to indemnification from the Company, no provision of the Company’s Certificate of Incorporation or by-laws may be amended, modified or repealed.

7.3	Assignability
The obligations of the Executive hereunder are personal and may not be assigned or delegated by the Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in Section 7.6.

7.4	Notices
All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to the Executive for purposes hereof, directed to the attention of the CEO with a copy to the Secretary of the Company and (ii) if to the Executive, at the Executive’s residence address on the records of the Company or to such other address as the Executive may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.

7.5	Severability
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.6	Successors: Binding Agreement
(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.6 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b)    This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7.7	Tax Matters
The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold therefrom unless the Executive has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

7.8	Section 409A of the Code
This Agreement is intended to comply with the requirements of Code Section 409A (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Code Section 409A, the requirements of Code Section 409A shall supersede any such provision.

In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

7.9	Certain Terminations.
Unless the Executive expressly agrees otherwise, if the Company gives written notice of its intent to discontinue the daily extensions of the Term as provided for in Section 2.2 hereof within the two months preceding or the 18 months following a Change of Control, the giving of such notice shall be treated as a termination by the Company for other than Gross Misconduct as of the date such notice is given.

7.10	Amendments and Waivers
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.11	Entire Agreement, Termination of Other Agreements

This Agreement is an integration of the parties’ agreement and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

7.12	Governing Law
THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

7.13	Counterparts
This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on September 22, 2014.

AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC
By:	/s/ Malon Wilkus Malon Wilkus, Chief Executive Officer
THE EXECUTIVE:
/s/ Gary Kain

EXHIBIT A
TARGET INCENTIVE PAYMENT AND PIP AWARDS
1.    Target Incentive Payments.
The Executive’s Target Incentive Payments for each calendar year beginning for 2010 shall be based in part on the Company’s performance on certain performance metrics (“Performance Metric”) in relation to the Company’s “Peer Group” (as defined below), and in part on subjective criteria chosen by the Board of Managers in its reasonable discretion (the “Board Criteria”). The Performance Metrics are “Company Price to Book Ratio,” “Company Economic Return” and “Company Total Stock Return,” each as defined below. In the event that the Company becomes investment manager for a Company Managed Fund that is not a Publicly Traded Company Managed Fund, the Company and the Executive agree that they will work in good faith to establish alternative Performance Metrics that will apply with respect to such non-Publicly Traded Company Managed Fund.
The Target Incentive Payment shall be paid based on the extent to which the specific performance goals are satisfied on a quarterly basis and on an annual basis. Each calendar quarter, the Executive will be eligible to earn an amount up to the Quarterly Target Incentive Payment Amount, and for the calendar year the Executive will be eligible to earn a Target Incentive Payment up to his Target Incentive Payment Amount less the aggregate Quarterly Target Incentive Payments that have been paid with regard to such calendar year.
The portion of any Target Incentive Payment to which the Executive will be entitled for any quarterly period will be determined by first calculating the score for each of the four Performance Metrics in the table below and multiplying it by the Weight Percentage and adding them together (the “Weighted Score”), then dividing the Weighted Score by 4, and multiplying that amount by 100 to arrive at the “Incentive Payment Percentage.” The Company agrees to provide in writing to the Executive the applicable quarterly subjective evaluation and the overall quarterly “Incentive Payment Percentage” no later than the delivery of the applicable Target Incentive Payment.
The portion of the Target Incentive Payment Amount to which the Executive will be entitled to earn for the full year (before deducting the Quarterly Target Incentive Payment Amounts that have been paid with regard to such year) will be determined based on averaging the “Adjusted Weighted Score” for each of the four quarters in the year, where the Adjusted Weighted Score for each quarter shall equal the Weighted Score for such quarter recalculated using the Company Total Stock Return calculated on a full year basis, and then dividing such average by 4 and multiplying the amount by 100 to arrive at the “Annual Incentive Payment Percentage.”

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Performance Metric	Weight %	Score
Company Price to Book	40%
• >0% of Peer Member Price to Book = 0
• Linear interpolation between 0 and 4 depending on the percentage of Peer Group members that have a Peer Member Price to Book for the particular quarter or calendar year that is equal to or less than the Company Price to Book for such period.
• >100% of Peer Member Price to Book= 4

Company Economic Return	20%
• >0% of Peer Member Economic Return = 0
• Linear interpolation between 0 and 4 depending on the percentage of Peer Group members that have a Peer Member Economic Return for the particular quarter or calendar year that is equal to or less than the Company Economic Return for such period.
• >100% of Peer Member Economic Return = 4

Company Total Stock Return	20%
• >0% of Peer Member Total Stock Return = 0
• Linear interpolation between 0 and 4 depending on the percentage of Peer Group members that have a Peer Member Total Stock Return for the particular quarter or calendar year that is equal to or less than the Company Total Stock Return for such period.
• >100% of Peer Member Total Stock Return = 4

Board Criteria	20%	Determined by Board of Managers in its reasonable discretion.

Notwithstanding any other provision of the Agreement, including this Exhibit A thereto, for purposes of this Section 1 of Exhibit A, (i) the Incentive Payment Percentage will be capped at 75% for any calendar quarter, as applicable, in which the average Company Price to Book for each business day during the last month of the calendar quarter, as applicable, is less than 0.98 and (ii)  the Annual Incentive Payment Percentage will be capped at 75% if the Incentive Payment Percentage is so capped at 75% for at least 3 of the 4 quarters of the year.
Example: Assume the Executive is paid Base Salary for an entire calendar year at a rate of $1,000,000, so that the Quarterly Target Incentive Payment Amount is $250,000. Assume further that for the first and second calendar quarters, (i) the Company Price to Book is greater than the Peer Member Price to Book of 50% of the members of its Peer Group, (ii) the Company Economic Return is greater than the Peer Member Economic Return of 0% of the members of its Peer Group, and (iii) the Company Total Stock Return is greater than the Peer Member Total Stock return of 100% of the members of its Peer Group.

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Assume further that for the third and fourth calendar quarters, (i) the Company Price to Book is greater than the Peer Member Price to Book of 25% of the members of its Peer Group, (ii) the Company Economic Return is greater than the Peer Member Economic Return of 75% of the members of its Peer Group, and (iii) the Company Total Stock Return is greater than the Peer Member Total Stock return of 50% of the members of its Peer Group.
Assume in addition that for the entire calendar year, the Company Total Stock Return is greater than the Peer Member Total Stock return of 100% of the members of its Peer Group.
Assume finally that for each calendar quarter and for the calendar year the Executive has completely satisfied the subjective criteria established by the Board of Managers in its reasonable discretion (and thus the score for all quarters was 4), and that the average Company Price to Book for each business day during the last month of every calendar quarter is greater than 0.98. .
The Weighted Score for the first and second quarters would equal 2.4 ((.4 * 2) + (.2 * 0) + (.2 * 4) + (.2 * 4)), and the Incentive Payment Percentage for the first and second quarters would equal 60% (2.4/4 * 100). The Executive would be entitled to Target Incentive Payments for each of the first and second quarters of $150,000 ($250,000 * 60%).
The Weighted Score for the third and fourth quarters would equal 2.2 ((.4 * 1) + (.2* 3) + (.2 * 2) + (.2 * 4)), and the Incentive Payment Percentage for the third and fourth quarters would equal 55% (2.2/4 * 100). The Executive would be entitled to Target Incentive Payments for each of the third and fourth quarters of $137,500 ($250,000 * 55%).
The Weighted Score for the calendar year would equal 2.5 or the arithmetic average of the four quarters (2.4, 2.4, 2.6, and 2.6) after replacing the Quarterly Total Stock Return with the Actual Annual Total Stock Return Figure. The 3rd and 4th quarter numbers in this example were recalculated for the purposes of the Annual Incentive Payment calculation to use the full year Total Stock Return of 100 % rather than the original 3rd and 4th quarter numbers of 50 % as follows: ((.4 * 1) + (.2 * 3) + (.2 * 4) + (.2 * 4)) Therefore, the Annual Incentive Payment Percentage would equal 62.5% (2.5/4 * 100). The Executive’s Calendar Year Total Annual Incentive Payment Amount would equal $1.25 million ($2,000,000*0.625). The Executive’s actual cash Annual Incentive Payment would equal $ 675,000 ($1.25 million – $150k- $150k -137.5k -137.5k).
Any Target Incentive Payment to which the Executive becomes entitled will be paid no later than the 75th day immediately following the last day of the period to which such Target Incentive Payment relates. Except as set forth in Article 4 of the Agreement, the Executive must be employed on the Target Incentive Payment date to be entitled to payment.
In the event that there shall be a Company Managed Fund that does not have publicly‑traded equity securities, the Company and the Executive shall make appropriate adjustments to this

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Section 1 to provide a basis for awarding Target Incentive Payments to the Executive attributable to such Company Managed Fund.
2.    PIP Awards.
At each date on which a calendar year Target Incentive Payment is made in accordance Section 1 above, the Company shall make cash contributions to the PIPs in a total amount equal to the product of (a) the Annual Incentive Payment Percentage for such year, and (b) the sum of (i) the product of (A) 0.001, and (B) the Equity Value under Management at the end of the calendar year up to $10 billion, (ii) the product of (A) 0.0008, and (B) the Equity Value under Management at the end of the calendar year in excess of $10 billion, if any, up to $20 billion, (iii) the product of (A) 0.0006, and (B) the Equity Value under Management at the end of the calendar year in excess of $20 billion, if any, up to $30 billion, and (iv) the product of (A) 0.0004, and (B) the Equity Value under Management at the end of the calendar year in excess of $30 billion, if any. For example, if Equity Value under Management was $23 billion at the end of the calendar year and the Annual Incentive Payment Percentage was 60%, then the PIP contribution would be $11,880,000 (0.60 *((0.001 * $10B) + (0.0008 * $10B) + (0.0006 * $3B))).
The amount granted under each of the AGNC PIP and MTGE PIP and any similar plans maintained by the Company relating to any other Company Managed Funds will be proportional to the year-end net asset value of each such Company Managed Fund; provided that the amount granted under the MTGE PIP shall not be less than 10% of the total amount granted under the AGNC PIP and MTGE PIP. Any such awards will be subject to the terms and conditions of the AGNC PIP, MTGE PIP and any such similar plans and forms of agreement attached hereto as Exhibits A.2-AGNC and A.2-MTGE or similar forms of agreement under any such similar plans. At the Board of Manager’s sole discretion, up to 25% of the initial value of any such awards under the plans described above shall be notionally invested in shares of common stock of ACAS and shall be subject to the same vesting schedule as other notional investments under such plans.
At the option of the Board of Managers, any cash contribution required under this paragraph may instead be fully or partially made by the contribution to the applicable PIP of shares of common stock of the applicable Company Managed Fund or by the reallocation of shares of such stock already held by the rabbi trust associated with the applicable PIP.
Notwithstanding any other provision of the Agreement, including this Exhibit A thereto, for purposes of this Section 2 of Exhibit A, (i) the Incentive Payment Percentage will be capped at 75% for any calendar quarter, as applicable, in which the average Company Price to Book for each business day during the last month of the calendar quarter, as applicable, is less than 0.98 and (ii)  the Incentive Payment Percentage will be capped at 75% if the Incentive Payment Percentage is so capped at 75% for at least 3 of the 4 quarters of the year.
In the event that there shall be a Company Managed Fund that does not have publicly‑traded equity securities, the Company and the Executive shall make appropriate adjustments to this Section 2 to provide a basis for awarding PIP to the Executive attributable to such Company Managed Fund.

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3.    Definitions.
Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
“Company Economic Return” for any period means the ratio of (a) the sum of (i) the sum of the positive or negative changes in Net Asset Value of a share of the common stock of each Publicly Traded Company Managed Fund from the last day of the prior period to the last day of the relevant period, and (ii) the sum of any dividends declared with respect to a share of common stock of each Publicly Traded Company Managed Fund during the relevant period, over (b) the sum of the Net Asset Values of a share of common stock of each Publicly Traded Company Managed Fund on the last day of the prior period.
“Company Price to Book” as of any date means the ratio of (a) the sum of Fair Market Values of a share of common stock of each Publicly Traded Company Managed Fund, over (b) the sum of the net asset values of all Publicly Traded Company Managed Funds as of the most recent quarter end as determined by the reasonable application of such reasonable method as may be chosen by the Board of Managers in good faith. When determined in connection with a payment based on performance in a calendar quarter, the Company Price to Book shall be calculated as of the last business day of such quarter, and when determined in connection with a payment or award based on performance in a calendar year, the Company Price to Book shall be calculated as of the last business day of such year.
“Company Total Stock Return” for any period means the ratio of (a) the sum of (i) the sum of the positive or negative changes in Fair Market Value of a share of the common stock of each Publicly Traded Company Managed Fund from the last day of the prior period to the last day of the relevant period, and (ii) the sum of any dividends declared with respect to a share of common stock of each Publicly Traded Company Managed Fund during the relevant period, over (b) the sum of the Fair Market Values of a share of common stock of each Publicly Traded Company Managed Fund on the last day of the prior period.
“Fair Market Value” as of any date means the value of a security determined as follows: (a) if shares of such security are listed on any established exchange or traded on The NASDAQ Global Select Market, the Fair Market Value of a share of such security shall be the closing sales price for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the security) as of such date, as reported in The Wall Street Journal or such other source as the Board of Managers deems reliable; or (b) in the absence of such an exchange or market for such security, the Fair Market Value shall be determined by the reasonable application of such other reasonable method as may be chosen by the Board of Managers in good faith.
“Peer Group” means a group of peer companies determined by the Board of Managers for each calendar year in its reasonable discretion and communicated to the Executive in writing. For 2010, the members of the Peer Group are Annaly Capital Management, Inc., Anworth Mortgage Asset Corp., Capstead Mortgage Corp., Hatteras Financial Corporation, and Cypress Sharpridge Investments.

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“Peer Member Economic Return” for any period means, for any entity that is a member of the Peer Group, the ratio of (a) the sum of (i) the sum of the positive or negative changes in Net Asset Value of a share of the common stock of such member of the Peer Group from the last day of the prior period to the last day of the relevant period, and (ii) the sum of any dividends declared with respect to a share of common stock of such member of the Peer Group during the relevant period, over (b) the sum of the Net Asset Values of a share of common stock of such member of the Peer Group on the last day of the prior period.
“Peer Member Price to Book” as of any date means, for any entity that is a member of the Peer Group, the ratio of (a) the closing price for a share of common stock of such entity, over (b) the reported net asset value per share of common stock for such entity for the most recent quarter end. When determined in connection with a payment based on performance in a calendar quarter, Peer Member Price to Book shall be calculated as of the last business day of such quarter, and when determined in connection with a payment or award based on performance in a calendar year, Peer Member Price to Book shall be calculated as of the last business day of such year.
“Peer Member Total Stock Return” for any period means, for any entity that is a member of the Peer Group, the ratio of (a) the sum of (i) the positive or negative change in Fair Market Value of a share of the common stock of such entity from the last day of the prior period to the last day of the relevant period, and (ii) any dividends declared with respect to a share of common stock of such entity during the relevant period, over (b) the Fair Market Value of a share of the common stock of such entity on the last day of the prior period.
“Publicly Traded Company Managed Fund” means any Company Managed Fund the equity shares of which are listed on any established exchange or traded on The NASDAQ Global Select Market.

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EXHIBIT A.2-AGNC
Memorandum and Acceptance Agreement

To:	Gary Kain

From:	American Capital Mortgage Management, LLC

Date:

Re:	Performance Incentive Plan - AGNC Award

We are pleased to inform you that on _________, _____, American Capital Mortgage Management, LLC (the “Company”) granted you an Incentive Award (the “Award”) under the terms of the American Capital Mortgage Management, LLC Performance Incentive Plan – AGNC (the “Plan”) in the amount of $____________, subject to your acceptance of and agreement to the terms and conditions described in this Memorandum and Acceptance Agreement (this “Agreement”). As your Award vests, it will be paid to you. You may not elect to defer payment of this Award. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
Your Award consists of five (5) equal installments (each, an “Installment”), each of which shall be considered a separate payment for purposes of Section 409A of the Code. Your Installments shall vest on the following vesting schedule (notwithstanding Section 6.3(b) of the Plan), subject to the conditions set forth below and in the Plan:

Installment	Vesting Date
First Installment	Earlier of [Insert One-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Second Installment	Earlier of [Insert Two-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Third Installment	Earlier of [Insert Three-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Fourth Installment	Earlier of [Insert Four-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Fifth Installment	Earlier of [Insert Five-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service

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For purposes of this Agreement, a “Qualifying Separation from Service” means your Separation from Service by the Company other than for “Gross Misconduct” (as defined in your Second Amended and Restated Employment Agreement with the Company dated as of September 22, 2014 (the “Employment Agreement”)) or by you with “Good Reason” (as defined in the Employment Agreement).
Notwithstanding the foregoing, your Award will immediately cease to vest in the event of, and no Installment payments shall be made after, a Separation from Service that is not a Qualifying Separation from Service; provided that all Installments not previously forfeited shall fully vest immediately upon your death or becoming Disabled, or upon the occurrence of a Change of Control, in accordance with Section 6.3(a) of the Plan.
In addition, your Award will immediately cease to vest in the event that, and no Installment payments shall be made after, the Committee reasonably determines that you have breached any provision of Article V of the Employment Agreement.
Notwithstanding any other provision of the Plan, each Installment will be paid as soon as practicable (and in no event more than thirty (30) days) after the date on which it vests.
You agree that you will cooperate with the Company to facilitate payment of Installments, which cooperation may include being required to maintain a brokerage account with the Plan’s recordkeeper.
Please note that the Plan and this Agreement are intended to comply, and shall be interpreted in a manner consistent, with the requirements of Section 409A of the Code and the regulations and other regulatory guidance thereunder. In no event will the Company or any affiliate be liable for any tax, interest or penalties that may be imposed by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. In addition, please note that the Company shall comply with six-month delay provisions of Section 409A(a)(2)(B) of the Code to the extent applicable.
If you have any questions, please contact your Human Resources representative.

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Otherwise, please sign below and return to ___________ by ___________ to accept and agree to the terms of the Award, including your agreement that the Award is fully subject to, and governed by, the terms of the Plan (as specifically modified herein), a copy of which the Company has previously provided to you.
Sincerely,

American Capital Mortgage Management, LLC

Accepted and agreed this __________ day of ___________:

Gary Kain

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EXHIBIT A.2-MTGE
Memorandum and Acceptance Agreement

To:	Gary Kain

From:	American Capital Mortgage Management, LLC

Date:

Re:	Performance Incentive Plan - MTGE Award

We are pleased to inform you that on _________, _____, American Capital Mortgage Management, LLC (the “Company”) granted you an Incentive Award (the “Award”) under the terms of the American Capital Mortgage Management, LLC Performance Incentive Plan – MTGE (the “Plan”) in the amount of $____________, subject to your acceptance of and agreement to the terms and conditions described in this Memorandum and Acceptance Agreement (this “Agreement”). As your Award vests, it will be paid to you. You may not elect to defer payment of this Award. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
Your Award consists of five (5) equal installments (each, an “Installment”), each of which shall be considered a separate payment for purposes of Section 409A of the Code. Your Installments shall vest on the following vesting schedule (notwithstanding Section 6.3(b) of the Plan), subject to the conditions set forth below and in the Plan:

Installment	Vesting Date
First Installment	Earlier of [Insert One-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Second Installment	Earlier of [Insert Two-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Third Installment	Earlier of [Insert Three-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Fourth Installment	Earlier of [Insert Four-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service
Fifth Installment	Earlier of [Insert Five-Year Anniversary of the Date of Grant] and eighteen (18) month anniversary of a Qualifying Separation from Service

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For purposes of this Agreement, a “Qualifying Separation from Service” means your Separation from Service by the Company other than for “Gross Misconduct” (as defined in your Second Amended and Restated Employment Agreement with the Company dated as of September 22, 2014 (the “Employment Agreement”)) or by you with “Good Reason” (as defined in the Employment Agreement).
Notwithstanding the foregoing, your Award will immediately cease to vest in the event of, and no Installment payments shall be made after, a Separation from Service that is not a Qualifying Separation from Service; provided that all Installments not previously forfeited shall fully vest immediately upon your death or becoming Disabled, or upon the occurrence of a Change of Control, in accordance with Section 6.3(a) of the Plan.
In addition, your Award will immediately cease to vest in the event that, and no Installment payments shall be made after, the Committee reasonably determines that you have breached any provision of Article V of the Employment Agreement.
Notwithstanding any other provision of the Plan, each Installment will be paid as soon as practicable (and in no event more than thirty (30) days) after the date on which it vests.
You agree that you will cooperate with the Company to facilitate payment of Installments, which cooperation may include being required to maintain a brokerage account with the Plan’s recordkeeper.
Please note that the Plan and this Agreement are intended to comply, and shall be interpreted in a manner consistent, with the requirements of Section 409A of the Code and the regulations and other regulatory guidance thereunder. In no event will the Company or any affiliate be liable for any tax, interest or penalties that may be imposed by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. In addition, please note that the Company shall comply with six-month delay provisions of Section 409A(a)(2)(B) of the Code to the extent applicable.
If you have any questions, please contact your Human Resources representative.

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Otherwise, please sign below and return to ___________ by ___________ to accept and agree to the terms of the Award, including your agreement that the Award is fully subject to, and governed by, the terms of the Plan (as specifically modified herein), a copy of which the Company has previously provided to you.
Sincerely,

American Capital Mortgage Management, LLC

Accepted and agreed this __________ day of ___________:

Gary Kain

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EXHIBIT 4.5-AGNC
Memorandum and Acceptance Agreement

To:	Gary Kain

From:	American Capital Mortgage Management, LLC

Date:

Re:	Performance Incentive Plan - AGNC Award

We are pleased to inform you that on _________, _____, American Capital Mortgage Management, LLC (the “Company”) granted you an Incentive Award (the “Award”) under the terms of the American Capital Mortgage Management, LLC Performance Incentive Plan – AGNC (the “Plan”) in the amount of $____________ (the “Total Amount”), subject to your acceptance of and agreement to the terms and conditions described in this Memorandum and Acceptance Agreement (this “Agreement”). As your Award vests, it will be paid to you. You may not elect to defer payment of this Award. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
Your Award consists of two (2) installments (each, an “Installment”), the first Installment equal to twenty percent (20%) of the Total Amount and the second Installment equal to eighty percent (80%) of the Total Amount. Each Installment shall be considered a separate payment for purposes of Section 409A of the Code. Your Installments shall vest on the following vesting schedule (notwithstanding Section 6.3(b) of the Plan), subject to the conditions set forth below and in the Plan:

Installment	Vesting Date
First Installment	[Insert one-year anniversary date of Termination Date]
Second Installment	[Insert eighteen (18) month anniversary date of Termination Date]

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Notwithstanding the foregoing, your Award will immediately cease to vest in the event that, and no Installment payments shall be made after, the Committee reasonably determines that you have breached any provision of Article V of the Second Amended and Restated Employment Agreement between you and the Company dated September 22, 2014.
Notwithstanding any other provision of the Plan, each Installment will be paid as soon as practicable (and in no event more than thirty (30) days) after the date on which it vests.
You agree that you will cooperate with the Company to facilitate payment of Installments, which cooperation may include being required to maintain a brokerage account with the Plan’s recordkeeper.
Please note that the Plan and this Agreement are intended to comply, and shall be interpreted in a manner consistent, with the requirements of Section 409A of the Code and the regulations and other regulatory guidance thereunder. In no event will the Company or any affiliate be liable for any tax, interest or penalties that may be imposed by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. In addition, please note that the Company shall comply with six-month delay provisions of Section 409A(a)(2)(B) of the Code to the extent applicable.
If you have any questions, please contact your Human Resources representative.
Otherwise, please sign below and return to ___________ by ___________ to accept and agree to the terms of the Award, including your agreement that the Award is fully subject to, and governed by, the terms of the Plan (as specifically modified herein), a copy of which the Company has previously provided to you.
Sincerely,

American Capital Mortgage Management, LLC

Accepted and agreed this __________ day of ___________:

Gary Kain

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EXHIBIT 4.5-MTGE
Memorandum and Acceptance Agreement

To:	Gary Kain

From:	American Capital Mortgage Management, LLC

Date:

Re:	Performance Incentive Plan - MTGE Award

We are pleased to inform you that on _________, _____, American Capital Mortgage Management, LLC (the “Company”) granted you an Incentive Award (the “Award”) under the terms of the American Capital Mortgage Management, LLC Performance Incentive Plan – MTGE (the “Plan”) in the amount of $____________ (the “Total Amount”), subject to your acceptance of and agreement to the terms and conditions described in this Memorandum and Acceptance Agreement (this “Agreement”). As your Award vests, it will be paid to you. You may not elect to defer payment of this Award. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
Your Award consists of two (2) installments (each, an “Installment”), the first Installment equal to twenty percent (20%) of the Total Amount and the second Installment equal to eighty percent (80%) of the Total Amount. Each Installment shall be considered a separate payment for purposes of Section 409A of the Code. Your Installments shall vest on the following vesting schedule (notwithstanding Section 6.3(b) of the Plan), subject to the conditions set forth below and in the Plan:

Installment	Vesting Date
First Installment	[Insert one-year anniversary date of Termination Date]
Second Installment	[Insert eighteen (18) month anniversary date of Termination Date]

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Notwithstanding the foregoing, your Award will immediately cease to vest in the event that, and no Installment payments shall be made after, the Committee reasonably determines that you have breached any provision of Article V of the Second Amended and Restated Employment Agreement between you and the Company dated September 22, 2014.
Notwithstanding any other provision of the Plan, each Installment will be paid as soon as practicable (and in no event more than thirty (30) days) after the date on which it vests.
You agree that you will cooperate with the Company to facilitate payment of Installments, which cooperation may include being required to maintain a brokerage account with the Plan’s recordkeeper.
Please note that the Plan and this Agreement are intended to comply, and shall be interpreted in a manner consistent, with the requirements of Section 409A of the Code and the regulations and other regulatory guidance thereunder. In no event will the Company or any affiliate be liable for any tax, interest or penalties that may be imposed by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. In addition, please note that the Company shall comply with six-month delay provisions of Section 409A(a)(2)(B) of the Code to the extent applicable.
If you have any questions, please contact your Human Resources representative.
Otherwise, please sign below and return to ___________ by ___________ to accept and agree to the terms of the Award, including your agreement that the Award is fully subject to, and governed by, the terms of the Plan (as specifically modified herein), a copy of which the Company has previously provided to you.
Sincerely,

American Capital Mortgage Management, LLC

Accepted and agreed this __________ day of ___________:

Gary Kain

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EXHIBIT 4.5(h)
RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Agreement”), is made as of the            day of            ,            , by and between AMERICAN CAPITAL AGENCY MANAGEMENT, LLC, a Delaware limited liability company with its principal place of business at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland (the “Corporation”), and                        , an individual (the “Executive”).
W I T N E S S E T H:
WHEREAS, the parties hereto are parties to a certain Second Amended and Restated Employment Agreement entered into as of September 22, 2014 (the “Employment Agreement”); and
WHEREAS, the execution and delivery of this Release Agreement as of the date hereof is a requirement of Section 4.5(d) thereof.
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Mutual Release.
(a) The Executive, on his own behalf and on behalf of his heirs, representatives and assigns, hereby waives, releases, and forever and irrevocably discharges the Corporation, and its parent company, and their agents, attorneys, officers, directors, employees, successors and assigns (collectively, the “Corporation Released Parties”) from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Executive may now have, may in the future have or may ever have had, against the Corporation Released Parties arising in any manner from or in any manner related, directly or indirectly, to the Executive’s service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof, except for such obligations as shall specifically survive the termination of the Executive’s employment under the terms of the Employment Agreement.
(b) The Corporation, on its own behalf and on behalf of its successors and assigns, hereby waives, releases, and forever and irrevocably discharges the Executive, and his agents, attorneys, heirs, representatives and assigns (collectively, the “Executive Released Parties”) from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Corporation may now have, may in the future have or may ever have had against the Executive Released Parties arising in any manner from or in any manner related to, directly or indirectly, the Executive’s service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof, except for such obligations as shall specifically survive the termination of the Executive’s employment under the terms of the Employment Agreement and, unless

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otherwise specifically agreed to in writing, any breach by the Executive of Article 6 of the Employment Agreement.
2. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior negotiations, representations and agreements, either written or oral, between them except for the Surviving Agreements. There are no conditions, agreements, or representations between the parties except those expressed herein. This Agreement may be altered, modified, amended, or repealed only by a duly executed written instrument signed by the parties hereto. This Agreement shall be governed by the law of the State of Maryland, without giving effect to the conflicts of laws provisions thereof. Each party binds himself or itself and his or its heirs, successors, legal representatives and assigns in respect to all covenants and agreements contained herein. Except as specifically contemplated herein, nothing herein shall be construed as giving any right or benefit hereunder to anyone other than the parties hereto.
IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first hereinabove written.

WITNESS:	THE EXECUTIVE:
(Seal)
AMERICAN CAPITAL AGENCY MANAGEMENT, LLC A Delaware Limited Liability Company
	By:	Name: Title	(Seal)

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